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                                                                   EXHIBIT 23(f)

                   CONSENT OF BARR DEVLIN & CO. INCORPORATED
                   -----------------------------------------

        We hereby consent to the use of our opinion in the Joint Proxy Statement/Prospectus of Texas Utilities Company and ENSERCH Corporation included in this Registration Statement of TUC Holding Company and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                                  BARR DEVLIN & CO. INCORPORATED

New York, New York
September 20, 1996